Exhibit 99.1

News Release

Babcock & Wilcox Renewable to Expand into Solar Energy through Acquisition of Majority Ownership Interest in Leading Solar Installation Firm Fosler Construction

•      Fosler Construction is a leading U.S. provider of construction services for the solar energy sector

•      Strategic acquisition expands B&W’s reach to capitalize on robust solar projects pipeline

•      B&W to acquire 60% of Fosler Construction

(AKRON, Ohio – September 15, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced today that it has signed a definitive agreement to acquire a majority ownership stake in Illinois-based solar energy contractor Fosler Construction Company Inc. (“Fosler Construction”), significantly enhancing its capabilities in solar energy. The transaction is expected to close at the end of September 2021, subject to customary closing conditions

Fosler Construction will be part of B&W’s Renewable segment and will continue to be led by its Chief Executive Officer Paul Fosler, who will retain a minority ownership in the company.

Fosler Construction provides commercial, industrial and utility-scale solar services and owns two community solar projects in Illinois being developed under the Illinois Solar for All program. Founded in 1998 and employing approximately 120 people, it recently ranked in the top 10 percent of Inc. 5000’s listing of the nation’s fastest-growing private companies. The company has a track record of successfully completing solar projects profitably with union labor and aligning its model with a growing number of renewable project incentives in the U.S. The company is positioned to capitalize on the high-growth solar market in the U.S., with a near-term pipeline of more than 1 gigawatt of solar capacity.

“This transaction aligns with B&W’s aggressive growth and expansion of our clean and renewable energy businesses,” said Kenneth Young, B&W Chairman and Chief Executive Officer. “Fosler Construction is an established leader in the commercial and utility solar business, and we’re excited about the many opportunities we see to work together to capitalize on a North American solar market that is expected to have a high rate of growth over the next five years.”

“B&W’s strong presence in the energy industry will provide the synergies and scale to support Fosler Construction’s growth, including sales and operational support, and the resources of a larger parent company. Fosler Construction’s expertise in the growing solar market, combined with B&W’s access to its existing customer relationships and resources to support larger projects, will allow us to aggressively pursue our ongoing renewable energy expansion and diversification. We’re thrilled to welcome the Fosler Construction employees to the B&W family,” Young said.

Fosler Construction CEO Paul Fosler said, “Fosler Construction has more than 20 years of construction experience and a dedication to supporting the growth of clean energy in the U.S. We’re proud of the work we’ve done and the great team of employees at Fosler who will continue to be a critical part of our success going forward. We believe this transaction will help propel our growth to take advantage of the significant solar installation pipeline we have on the near-term horizon, and we’re excited to join with B&W, which has more than 150 years of experience in energy and environmental technologies and a strong, highly experienced leadership team.”

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on LinkedIn and learn more at www.babcock.com.

About Fosler Construction

With more than 100 operational solar installations across the state of Illinois and active projects in New York, Virginia and Maryland, Fosler Construction is an experienced industry leader, committed to provide forward-thinking solar solutions with union labor, outstanding service, and the highest quality construction available in the solar industry. Fosler is headquartered in Illinois with a satellite office in NY.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our ability to close on the planned acquisition of Fosler Construction and the timing of such closing, the expected growth of the North American solar market, and the benefits expected to be achieved following the acquisition of Fosler Construction, including our ability to explore new opportunities in the U.S. power sector, propel our growth and take advantage of the solar installation pipeline. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to satisfy the conditions to closing and to consummate the planned acquisition of Fosler Construction, the impact of COVID-19 on the Company; the reaction of customers, suppliers and stockholders to the announcement or consummation of the acquisition; risks that the acquisition disrupts current plans and operations of the parties to the transaction; the amount of the costs, fees, expenses and charges related to the acquisition; the capital markets and global economic climate generally; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox	Babcock & Wilcox
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com